UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2015

Nuo Therapeutics, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-32518	23-3011702
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

207A Perry Parkway, Suite 1, Gaithersburg, MD 20877

(Address of Principal Executive Offices) (Zip Code)

(240) 499-2680

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 4, 2015, Nuo Therapeutics, Inc., a Delaware Corporation (the "Company") entered into a consent letter (the "Consent Letter") with Deerfield Management Company, L.P. and certain of its affiliates (collectively, “Deerfield”) to modify that certain facility agreement (the “Deerfield Facility Agreement”), pursuant to which Deerfield consented to a limited modification of the Deerfield Facility Agreement to provide that (i) solely during the period between December 4, 2015 and December 17, 2015, the amount of cash that is required to be maintained in a deposit account subject to control agreements in favor of the Company's senior lenders was reduced from $5,000,000 to $1,375,000 and (ii) the date for payment of the accrued interest amount originally payable on October 1, 2015 was extended to December 17, 2015. The continued effectiveness of the Consent Letter is conditioned upon the Company's engagement, on or before December 11, 2015, of a chief restructuring officer satisfactory to Deerfield, and the Company's failure to do so would result in an immediate default under the Deerfield Facility Agreement. The Consent Letter contains various customary representations and warranties, as well as customary provisions relating to other matters.

The foregoing description of the Consent Letter does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such document, which the Company intends to file as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 4, 2015, the Company eliminated approximately 22% of its workforce, or seven employees. The Company intends to maintain sufficient resources and personnel so that it can seek partners, co-developers or acquirers for its regenerative therapies and continue to execute under its existing customer agreements.

The Company estimates these severance payments to amount to approximately $0.4 million. These payments will be expensed during the fourth quarter of 2015 and a majority of such severance expenses are expected to be paid by the end of the first quarter 2016, with the balance of such severance payments expected to be paid by the end of the fourth quarter 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ David E. Jorden
David E. Jorden
Acting Chief Financial Officer

Date: December 10, 2015